Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (hereinafter “Agreement”) is entered into by and between Conrad Gagnon (hereinafter “Employee,” “I” or “me”) and M/A-COM Technology Solutions Inc. (hereinafter “Company”). Company’s parent, M/A-COM Technology Solutions Holdings, Inc., a Delaware corporation (“Parent”), has also executed this Agreement and is subject to the obligations undertaken by Parent as set forth in this Agreement and is a beneficiary of the promises of Employee contained herein. For the consideration described herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

A. Employee has elected to resign from his position as Senior Vice President and Chief Financial Officer of the Company and Parent, and from all other positions and officer titles he may hold with Parent and with any direct or indirect subsidiary of Parent, in each case effective as of January 2, 2014 (the “Transition Date”). Company has requested that Employee remain employed by Company on an at-will basis through April 1, 2014, in order to assist with the transition of his duties (such date, or any earlier date at which the Company elects to terminate this employment relationship, is hereinafter referred to as the “Termination Date”). On the Termination Date, Employee will become entitled to receive any accrued and unpaid salary, expense reimbursement and accrued and unused vacation amounts due to Employee through the Termination Date, payable in accordance with and subject to the Company’s normal policies and procedures, including normal withholding, and applicable law.

B. Beginning on the Transition Date, Employee will remain employed on an at-will basis at his current salary through the Termination Date, and during that time shall be limited to complying with this Agreement, the ECIA (as defined below), and the Company’s written policies, as well as assisting with the transition of his former duties and authority as and to the extent reasonably requested by the President and Chief Executive Officer of the Company. Employee will not be required to be present at the Company’s Lowell, MA headquarters for any minimum number of hours per business day during this period.

C. Employee’s entitlement to the payments and benefits described in paragraph D. of this Agreement is subject to and conditioned upon Employee’s timely execution, without subsequent revocation, of a release of claims in the form attached to this Agreement as Appendix A (the “Release”), and Employee’s continuous compliance with the terms of this Agreement. To be timely, the Release must become effective (i.e., Employee must sign it and any revocation period must expire without Employee revoking the Release) within twenty-nine (29) days after the Termination Date. If the Release becomes effective within such time period, for purposes of paragraph D., the “Release Effective Date” will be the twenty-ninth (29th) day after the Termination Date. If the Release does not become effective within such time period, then Employee shall not be entitled to any of the payments or benefits under paragraph D. Employee and Company have previously entered into a letter agreement dated as of May 1, 2009, setting forth the terms and conditions of Employee’s employment with the Company (“Offer Letter”), Paragraph 4 of which makes provision in certain circumstances for severance benefits to be provided to Employee in exchange for a release of claims. Company and Employee hereby agree that paragraph D. of this Agreement amends, supersedes, terminates and replaces in its entirety Paragraph 4 of the Offer Letter, and that in the event of any inconsistency or conflict between the terms of this Agreement and the terms of the Offer Letter, the terms of this Agreement shall be controlling.

D. Employee’s right to receive, and the obligation of the Company to provide, the following separation benefits is specifically conditioned on Employee’s timely delivery of an effective Release in accordance with paragraph C. of this Agreement and Employee’s continuing compliance with the terms of this Agreement:

1. The following cash payments:

a. Severance pay at a rate equal to Employee’s current salary rate in the form of continuation of Employee’s bi-weekly salary payments in accordance with the Company’s standard payroll policies, including compliance with applicable withholding, for the period beginning on the Termination Date and ending on April 1, 2015 (the “Severance Period”), with the first payment to be made on the first regularly scheduled payroll date following the Release Effective Date and such first payment to include any installments that otherwise would have been paid during the period commencing on the Termination Date and ending on the Release Effective Date.

b. If, when and only to the extent that an incentive payout is earned generally for all eligible and participating employees based on the Company’s performance against the applicable performance targets under the Company’s First Half 2014 Cash Incentive program (“1H Plan”), Employee shall receive an amount equal to the product of the following calculation: (x) the full amount of the cash incentive payment Employee would have earned under the 1H Plan based on actual Company results during the full 1H Plan measurement period had Employee remained employed throughout the full 1H Plan measurement period, multiplied by (y) a fraction, the numerator of which shall be the number of full calendar months of the 1H Plan measurement period during which Employee was employed by the Company, and the denominator of which shall be the total number of calendar months comprising the 1H Plan measurement period as a whole; provided that any payment made under this Section D.1.b. shall not be made prior to the Release Effective Date.

2. If, and to the extent, Employee timely (and properly) elects to continue his coverage (and that of his spouse and eligible dependents) under the Company’s group medical and dental plans pursuant to Code Section 4980B (“COBRA”), the Company will provide Employee with reimbursement for premiums paid for such coverage through the end of whichever of the following periods is the shortest: (i) the Severance Period (as defined above), (ii) until Employee (or Employee’s spouse or dependent) is no longer entitled to continue his or her coverage under the Company’s group medical or dental plan, as applicable, pursuant to COBRA, or (iii) until Employee or his spouse or any of his dependents become covered under another employer’s group medical or dental plan, as applicable; provided, however, that the Company is under no obligation to provide reimbursement for special coverages for Employee, his spouse or his dependents that would not be covered by the plans applicable to employees generally; provided further that any reimbursements to which Employee becomes entitled pursuant this paragraph D.2. shall be paid to

Employee no later than the last day of the calendar month immediately following the calendar month to which they relate (provided, however, that the first such reimbursement shall be made within ten (10) days after the Release Effective Date and shall include all such reimbursements as may relate to periods prior to such date). The reimbursement payable to Employee pursuant to this sub-paragraph shall be reduced by the amount equal to the contributions required from time to time from other employees for equivalent coverages under the Company’s group medical or dental plans, as applicable. Notwithstanding anything to the contrary in this sub-paragraph, the Company may unilaterally amend this provision to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company, including, without limitation, under Section 4980D of the Internal Revenue Code of 1986, as amended (the “Code”).

3. Effective as of the Termination Date, the Restricted Stock Unit Awards made by Parent to Employee on May 3, 2012 and April 23, 2013, respectively (together, the “RSUs”), in respect of an aggregate total of 39,119 shares of Parent’s common stock under Parent’s 2012 Omnibus Incentive Plan shall be deemed amended as follows: all 39,119 shares covered by the RSUs shall vest immediately prior to the Termination Date (the “Vested Units”). In the event Employee timely delivers an effective Release in accordance with paragraph C. of this Agreement, Company will settle the Vested Units within thirty (30) days following the Termination Date. If the Release does not become effective in accordance with paragraph C. of this Agreement, Company shall have no obligation whatsoever to settle the Vested Units. Company, Parent and Employee agree and acknowledge that as of the Termination Date, prior to any amendments to the RSUs made by this paragraph, none of the shares covered by the RSUs had vested or been settled by their terms.

4. During the period beginning on the Release Effective Date and ending on the last day of the Severance Period, the Company will pay directly to the provider of outplacement services, upon receipt of an invoice reasonably documenting the amount and nature of the service provided and related expense, up to $25,000 in the aggregate for outplacement services from Key Stone Associates or a similar provider of outplacement services as and to the extent Employee may request.

E. Employee agrees to return all Company property in his possession to the Company’s Vice President, Human Resources no later than the Termination Date. Company property includes, but is not limited to: building I.D., company credit cards or purchasing cards, office keys and company car keys, company computers, phones, personal communication devices and/or laptops, all computer files and software, diskettes, storage media, papers, notes and other documents, and all copies, relating to its business, and its customers, that Employee has acquired by virtue of his employment. Employee further agrees to execute documents reasonably requested by the Company to relinquish or transfer any Company-related bank signature or other authorities currently held by Employee to others within the Company.

F. Employee acknowledges and agrees he has no right to any bonus, profit-sharing, severance, salary, commission, cash incentive, 401(k) match or other cash payment or equity award not set forth herein, whether related to any past or future period; provided, however, that the parties hereto each agree that if the board of directors of Parent approves the payment of a discretionary 401(k) match by Parent to the participants in Parent’s 401(k) plan in respect of such participants’ eligible contributions to the plan for the 2013 plan year during the term of Employee’s employment with Company, Employee will receive a matching contribution in respect of his eligible 2013 plan year 401(k) contributions, calculated on the same basis as the other participants.

G. The law of the Commonwealth of Massachusetts, will govern this Agreement without regard to its conflicts of laws provisions. The venue for any legal proceedings concerning or related to this Agreement shall be any state or federal court of competent jurisdiction located in the Commonwealth of Massachusetts.

H. In the event of any dispute or claim relating to or arising out of this Agreement or the subject matter thereof, the parties hereby waive any and all rights to a jury trial in connection with such dispute or claim. Notwithstanding the foregoing, Employee agrees that the Company and the Releasees (as defined in the Release) have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies they may have at law or in equity for breach of this Agreement, and that they may seek such relief in any court of competent jurisdiction in order to address or prevent any breach by Employee of this Agreement.

I. Employee has had opportunity to consult with any tax, legal or other advisors Employee has deemed necessary prior to entering into this Agreement and understands his rights and obligations hereunder, and is not relying on the Company, Parent or any of their affiliates or employees for related advice. The Company and Parent make no warranty to Employee with respect to tax treatment of any compensation or severance benefit paid or to be paid to Employee in connection with his employment or this Agreement, and Employee shall be solely responsible for the payment of all taxes due and owing with respect to any wages, benefits, and other compensation or payments provided to Employee by Parent or the Company.

J. The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder (“Section 409A”) to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits hereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however that in no event shall the Company or any of its subsidiaries or affiliates be liable for any additional tax, interest or penalty that may be imposed on Employee pursuant to Section 409A or for any damages incurred by Employee as a result of this Agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from, Section 409A. Without limiting the generality of the foregoing, and notwithstanding any other provision of this Agreement to the contrary:

1. a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h) after giving effect to the presumptions contained therein, and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment” and like terms shall mean separation from service; and

2. each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

K. Employee acknowledges that the making, execution and delivery of this Agreement has been induced by no promises, representations, statements, warranties or agreements other than those expressed herein. Employee understands this Agreement supersedes all prior discussions and agreements between Employee and the Company or any representative or affiliate of the Company, whether oral or in writing, including his offer letter of employment, and other than that certain Employee Confidentiality and Invention Assignment Agreement between Employee and the Company dated May 8, 2009 (the “ECIA”), which remains in full force and effect. Employee also agrees that if any provision of this Agreement is deemed invalid, the remaining provisions will still be given full force and effect. This Agreement cannot be orally modified, orally revised, or orally rescinded, and can only be amended in a written instrument signed by both Employee and an authorized representative of the Company and Parent.

L. This Agreement may be executed in multiple counterparts, all of which together shall constitute a single agreement. Facsimile copies of the signatures of any party hereto shall be deemed binding originals.

M. The Company agrees not to contest any factually accurate application for unemployment benefits Employee may make following the Termination Date.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Dated: December 14, 2013	/s/ Conrad Gagnon
Conrad Gagnon

ACCEPTED AND ACKNOWLEDGED: M/A-COM Technology Solutions Inc.

By:	/s/ Clay Simpson
Name:	Clay Simpson
Title:	Vice President, General Counsel

Dated: December 14, 2013

M/A-COM Technology Solutions Holdings, Inc.

By:	/s/ Clay Simpson
Name:	Clay Simpson
Title:	Vice President, General Counsel

Dated: December 14, 2013

APPENDIX A

CONFIDENTIAL GENERAL RELEASE

This Confidential General Release (“Release”) is entered into between Conrad Gagnon (hereinafter “Employee”) and M/A-COM Technology Solutions Inc. (hereinafter the “Company”) and M/A-COM Technology Solutions Holdings, Inc. (hereinafter the “Parent”) on the date provided on the signature page below (the “Effective Date”).

WHEREAS, Employee’s employment with the Company terminated effective as of                     , 2014;

WHEREAS, Employee and the Company entered into a Transition Agreement dated                     , 2013 (the “Agreement”); and

WHEREAS, Employee and the Company desire to resolve any claims or disputes Employee may have that exist at the time this Release is executed by the parties.

Therefore, in consideration of all mutual promises contained herein, in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and between Employee and the Company as follows:

1. Employee understands and acknowledges that he has had sufficient time to review this Release and to decide whether to enter into it. Employee also understands that he has at least 21 days to make this decision if he so desires, but that he may sign this Release before then. Employee also understands that he has seven (7) days after he signs this Release to change his mind and revoke it in writing.

2. Employee acknowledges that the Company has advised him in writing through this Release that he should consult an attorney prior to signing this Release.

3. Employee understands that by signing this Release, in addition to releasing any and all claims against the Company, he is specifically releasing any and all rights and claims up to the date of his signature which he has for alleged age discrimination under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), against the Company, its parent, their directors, officers, employees, stockholders, affiliates and others released in this Release.

4. Except for the Company’s and its parent’s obligations pursuant to the Agreement and this Release, to the broadest extent permitted by law, Employee hereby releases and discharges (1) the Company, (2) the Parent, and (3) each of their respective parents, affiliates and subsidiaries, and each of their past, present and future officers, directors, members, servants, employees, attorneys, insurers, shareholders, predecessors, successors, independent contractors, consultants and assigns (the persons and entities described in clauses 1 through 3 above are collectively referred to as “Releasees”) from any and all claims, expenses, contracts, demands, obligations, liabilities, actions, costs, debts and causes of action of every nature, known or unknown, which have existed or now exist whether in law or equity which Employee has or had or may claim to have by reason of any and all matters from the beginning of time through the effective date of this Release. These include, but are not limited to, claims or causes of action based on, or arising out of, any alleged wrongful termination, retaliation, breach of contract, breach of implied covenant of good faith and fair dealing, common law torts, breach of public policy, misrepresentation, fraud, fraudulent inducement, infliction of emotional distress, failure to pay wages or other compensation, failure to issue or deliver equity securities or otherwise related to actual or potential securities issuances, and/or discrimination or harassment based on race, national origin, marital status, sex, religion, age, sexual orientation and/or disability. Employee specifically understands that he is releasing all claims or rights he may have against any Releasee as of the date of his signature under the ADEA. This Release shall not, however, constitute a waiver of: (a) Employee’s rights under the Agreement; or (b) any claims to enforce rights arising under the ADEA or other civil rights statute after the Effective Date; (c) any vested rights to accrued benefits Employee has under Parent’s 401(k) plan as of the Effective Date; (d) any rights Employee has under that certain Indemnification Agreement between Employee and Parent dated as of March 20, 2012; or (e) any rights, coverage or entitlements provided to Employee under any D&O insurance policies paid for by Company or Parent.

5. Employee represents that there has been no filing by him or, to his knowledge, a filing by any third party on his behalf through the date hereof with any government agency or court of any claim, charge, or complaint against any Releasee. Employee agrees that, to the extent consistent with applicable law, he shall not hereafter pursue any individual claim against any of the Releasees by filing a claim, complaint or charge with any federal, state or local court, arbitration panel or administrative agency, for or on account of anything that is the subject of this Release, and that he shall indemnify the Releasees and hold them harmless for any such claim, including, without limitation, their reasonable legal fees incurred in connection with any such claim filed by him. To the extent consistent with applicable law, Employee hereby waives any right that he may have to recover any compensation or damages in any action against any of the Releasees brought by any governmental entity on his behalf or on behalf of any class of which he may be a member for or on account of anything that is the subject of this Release. Notwithstanding anything to the contrary in this paragraph, this paragraph shall not apply to claims in respect of, and shall not prevent Employee from seeking to enforce, any of his rights described in the last sentence of the immediately preceding paragraph.

6. Employee acknowledges that the purpose of this Release is to release claims, if any, he may have against any Releasee, and to the extent that any alleged claim is not or cannot be released under current law, the payments provided by the Company in the Agreement shall be an offset against any such unreleased claim, if any.

7. Employee will preserve the confidentiality of all of the Company’s proprietary information as provided in that certain Employee Confidentiality and Invention Assignment Agreement between Employee and the Company dated May 8, 2009 (the “ECIA”) and will otherwise comply with the ECIA in all respects.

8. At all times following the signing of this Release, Employee shall not engage in any disparagement or vilification of the Company, the Releasees, his employment experience with the Company, or the Company’s products, services, agents, representatives, directors, officers, stockholders, attorneys, employees, or affiliates, and he represents that he shall refrain from making any false, negative, critical or otherwise disparaging statements concerning the management style, methods of doing business, role in the community, treatment of employees or the circumstances and events regarding any separation. Employee acknowledges that he further agrees to do nothing that would damage the Company’s business reputation. In the event that the Vice President, Human Resources of the Company receives a request for an employment reference from a third party regarding Employee, if requested he will provide the start and end dates of Employee’s employment with the Company, the Employee’s title and statements otherwise in keeping with the content of the press release issued by the Company announcing Employee’s resignation.

9. Employee understands that neither this Release nor anything in it shall be considered as any admission by the Company or any Releasee of any preexisting obligation or improper conduct whatsoever. Employee understands that the Company and each Releasee denies any such obligations or improper conduct.

10. Employee has read this Release and understands its contents. Employee is signing this Release voluntarily and without any coercion. Employee is of sound mind and competent to manage his legal, personal and business affairs and enter into a binding agreement in this regard, and is not currently prevented from doing so by the effects of any intoxicant, drug, medication, health condition or other influence.

11. This Release may be executed in counterparts and shall be fully enforceable in all regards if executed in such manner as if it had been executed as a single document. Signatures obtained by facsimile shall constitute effective execution of this Release.

12. Employee and the Company agree that all the terms of this Release are contained in this document, that no statements or inducements have been made contrary to or in addition to the statements herein, that the terms hereof are binding on and enforceable for the benefit of Employee’s successors and assigns, that the Release shall be governed by the law of the Commonwealth of Massachusetts, and that the provisions of this Release are severable, so that if any paragraph of this Release is determined to be unenforceable, the other paragraphs shall remain valid and fully enforceable.

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Accepted and agreed as of this      day of                     , 2014.

EMPLOYEE

Conrad Gagnon

M/A-COM Technology Solutions Inc.

By:
Name:
Title:

M/A-COM Technology Solutions Holdings, Inc.

By:
Name:
Title:

Dated: